BioLife Solutions Announces Preliminary Fourth Quarter and Full Year 2025 Unaudited Revenue from Continuing Operations

Fourth quarter unaudited revenue from continuing operations of $24.8 million increased 20% from the prior year fourth quarter

Full year unaudited revenue from continuing operations of $96.2 million exceeded the high end of the previously raised guidance range for FY2025

BOTHELL, Wash. (January 12, 2026) – BioLife Solutions, Inc. (Nasdaq: BLFS) (“BioLife” or the “Company”), a leading developer and supplier of cell processing tools and services for the cell and gene therapy (“CGT”) market, today announced preliminary fourth quarter and full year 2025 unaudited revenue from continuing operations.

Roderick de Greef, BioLife’s Chairman and CEO, commented, “We closed out the year strong with 20% growth in fourth quarter revenue from continuing operations. For the year, revenue from continuing operations increased 29% on a like-for-like basis compared with 2024, largely driven by growth in our biopreservation product line. Following the divestiture of our evo product line in October, we are well positioned as a pure-play cell processing company focused on high-value, recurring revenue franchises. Our streamlined, market-leading product portfolio and strong financial position support our expectations for profitable growth and long-term value creation.

“Looking ahead to 2026, we expect revenue growth across our product portfolio along with further expansion of adjusted EBITDA margin as we benefit from additional operating leverage. We plan to provide 2026 financial guidance when reporting our complete 2025 results in February.”
Fourth Quarter and Full Year 2025 Preliminary Unaudited Revenue from Continuing Operations

BioLife completed the divestitures of evo in 2025 and Global Cooling, Inc., SciSafe, Inc. and Custom Biogenic Systems in 2024, and is presenting the below results as discontinued operations for all periods presented. All amounts, percentages, and disclosures for all periods presented in this press release reflect only the continuing operations of the Company unless otherwise noted.

•Preliminary and unaudited revenue from continuing operations for the fourth quarter of 2025 was $24.8 million, an increase of 20% from $20.7 million for the fourth quarter of 2024. The revenue for the fourth quarter of 2025 does not include approximately $1.3 million in biopreservation media revenue that was initially scheduled for shipment in the fourth quarter of 2025 but was accelerated into the third quarter of 2025 at a commercial customer’s request.

•Preliminary and unaudited revenue from continuing operations for 2025 was $96.2 million, an increase of 29% from $74.6 million for 2024. This exceeded the top end of the revenue guidance range that was raised in November 2025 to $95.0 million to $96.0 million, as adjusted for the sale of the evo business.

(As a result of presenting amounts in millions, rounding differences may exist in the percentages above.)

About BioLife Solutions

BioLife is a leading developer and supplier of cell processing tools and services for the CGT market. Our expertise facilitates the commercialization of new therapies by supplying solutions that maintain the health and function of biologic materials during the collection, development, manufacturing and distribution. For more information, please visit www.biolifesolutions.com, and follow BioLife on LinkedIn and X.

Preliminary Revenue Results

This press release includes estimated revenue results for the fourth quarter and fiscal year ended December 31, 2025, which are preliminary and unaudited and represent the most current information available to Company management, as financial closing procedures for the quarter and the fiscal year ended December 31, 2025 are not yet complete. The Company’s actual results may differ from these preliminary results due to the ongoing completion of its financial closing procedures and final adjustments. These preliminary unaudited revenue results should not be viewed as a substitute for full financial statements for the year ended December 31, 2025 prepared in accordance with U.S. generally accepted accounting principles.

Cautions Regarding Forward Looking Statements

Certain statements contained in this press release are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plans,” “expects,” “believes,” “anticipates,” “designed,” “may,” “estimate,” “guidance,” and similar words are intended to identify forward-looking statements. Forward-looking statements are based on our current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A description of certain of these risks, uncertainties and other matters can be found in filings we make with the U.S. Securities and Exchange Commission, all of which are available at www.sec.gov. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by us. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.
Media & Investor Relations

At the Company

Troy Wichterman
Chief Financial Officer
(425) 402-1400
twichterman@biolifesolutions.com

Investors

Alliance Advisors IR
Jody Cain
(310) 691-7100
jcain@allianceadvisors.com

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